Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Interclick, Inc. of our report dated March 19, 2009 on the consolidated financial statements of Interclick, Inc. as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and the period from June 14, 2007 (Inception) to December 31, 2007.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
November 17, 2009